EXHIBIT 99.1

China Automotive Systems AGAIN ReportS

HIGHER QUARTERLY Sales

WUHAN, China, November 12, 2014 -- China Automotive Systems, Inc. (“CAAS” or the “Company”) (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2014.

Third Quarter 2014 Highlights

•	Net sales increased by 11.9% to a third-quarter record high of $101.7 million, compared to $90.9 million in the third quarter of 2013.

•	Gross profit increased by 24.6% to $20.6 million, compared to $16.5 million in the third quarter of 2013; gross margin was 20.2%, compared to 18.2% in the third quarter of 2013.

•	Net income attributable to parent company’s common shareholders was $6.7 million, or diluted earnings per share of $0.24, compared to net income attributable to parent company’s common shareholders of $8.6 million, or diluted earnings per share of $0.31.

First Nine Months of 2014 Highlights

•	Net sales increased by 15.9% to $331.5 million, compared to $286.0 million in the first nine months of 2013.

•	Gross profit increased by 17.0% to $63.5 million, compared to $54.3 million in the first nine months of 2013; gross margin was 19.2% in the first nine months of 2014, compared to 19.0% in the same period last year.

•	Operating margin was 10.6%, compared to 9.8% in the first nine months of 2013.

•	Diluted earnings per share attributable to parent company's common shareholders was $0.87, compared to diluted earnings per share attributable to parent company's common shareholders of $0.70 in the first nine months of 2013.

•	Cash and cash equivalents and short-term investments (excluding pledged deposits) were $84.8 million as of September 30, 2014, compared to $89.5 million as of December 31, 2013.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, “We are pleased to report record high sales for any third quarter in the Company's history. Our 11.9% net sales growth far surpassed the 4.2% sales growth of the Chinese vehicle market in the third quarter as we continue to capture market share. Despite the slowdown in the vehicle market, a number of our major customers achieved significant growth. For examples, Dongfeng Peugeot Citroen Automobile's sales climbed by 30% and SAIC-GM-Wuling sales increased by 14% for the nine months of 2014. We also captured market share as our research and development program continued to create advanced steering products such as our growing line of electric power steering (EPS) products and updated hydraulic steering products. Our advanced products are receiving strong acceptance from our customers, and they are leading our sales growth, especially our mid-sized EPS products."

“During the third quarter, we continued to grow market share in the North American market as we again expanded our relationship with Chrysler. We are now supplying to the RAM 4500 and 5500 truck models through a new multi-year agreement, in addition to the RAM 2500 and 3500 trucks. With these additional RAM models, we are now supplying re-circulating ball (RCB) steering gears to all heavy-duty trucks produced by Fiat Chrysler in North America. After winning Chrysler's 2013 Supplier of the Year Metallic award, this new agreement is further acknowledgement of the global quality and performance of our steering products to supply Tier 1 vehicle Original Equipment Manufacturers. We believe North America remains a growth market for us where we can continue to penetrate and increase market share,” Mr. Wu concluded.

Mr. Jie Li, chief financial officer of CAAS, commented, “Our strong financial condition provides the resources to support our current growth and positions CAAS for sustainable future growth. We continue to enhance our research and development and augment our manufacturing efficiencies to control unit costs as our scale increases. Our acquisition of the remaining minority interests in Jingzhou Henglong and Shashi Jiulong will enhance our sales and earnings in the near term and give us greater control over their future operations.”

Third Quarter of 2014

In the third quarter of 2014, net sales increased by 11.9% to a record third-quarter high of $101.7 million, compared to $90.9 million in the same quarter of 2013. The net sales increase was mainly due to continued vehicle growth in the large Chinese vehicle market, with sales to SAIC-GM-Wuling Automobile, Dongfeng Peugeot Citroen and others. We continue to expand our sales to Chrysler North America, which is our largest single customer, with the recent new RAM agreement.

Gross profit increased by 24.6% to $20.6 million in the third quarter of 2014, compared to $16.5 million in the third quarter of 2013. The gross margin was 20.2% in the third quarter of 2014, versus 18.2% in the third quarter of 2013. The increase in gross margin was mainly due to greater sales of more advanced electric power steering ("EPS") units with a higher gross margin, and continued production efficiencies.

Gain on other sales was $1.1 million consisting of net amount retained from the sales of materials and property, plant and equipment. For the third quarter of 2013, the gain on other sales included $5.0 million from the sale of partial idle land use rights, which represented a pre-tax gain of $4.1 million calculated based on the difference between the land's selling price and the net book value of the related land use rights.

Selling expenses rose by 42.3% to $3.7 million in the third quarter of 2014, compared to $2.6 million in the third quarter of 2013. Selling expenses represented 3.7% of net sales in the third quarter of 2014, compared to 2.9% in the third quarter of 2013. The increased selling expenses were primarily due to increases in transportation expenses and compensation to salesmen resulting from higher sales volume.

General and administrative expenses (“G&A expenses”) increased by 32.1% to $3.7 million in the third quarter of 2014, compared to $2.8 million in the same quarter of 2013. The increase in G&A expenses was due primarily to office facilities improvement expenses and higher compensation. G&A expenses represented 3.7% of net sales in the third quarter of 2014 and 3.1% in the third quarter of 2013.

Research and development expenses (“R&D expenses”) increased by 5.9% to $5.4 million in the third quarter of 2014, compared to $5.1 million in the third quarter of 2013. The increase in R&D expenses was mainly due to the development and trial production of the Company's EPS and other new products, as well as improvement in production molds and higher external technical support fees. R&D expenses represented 5.3% of net sales in the third quarter of 2014 compared with 5.6% in the third quarter of 2013.

Net financial income was $0.4 million in the third quarter of 2014 compared to net financial income of $0.7 million in the third quarter of 2013.

Income from operations was $8.8 million in the third quarter of 2014, compared to $11.0 million in the same quarter of 2013. The decrease was mainly due to no gain on the sale of idle land use rights in the 2014 third quarter versus the gain of $4.1 million in the third quarter of 2013.

Income before income tax expenses and equity in earnings of affiliated companies was $9.3 million in the third quarter of 2014, compared to $12.2 million in the third quarter of 2013. The decrease in income before income tax expenses and equity in earnings of affiliated companies was mainly due to lower operating and net financial income in the third quarter of 2014, compared with the third quarter of 2013.

Net income attributable to parent company’s common shareholders was $6.7 million in the third quarter of 2014, compared to net income attributable to parent company’s common shareholders of $8.6 million, including $2.8 million of net income from idle land sales in the corresponding quarter of 2013. Diluted earnings per share were $0.24 in the third quarter of 2014, compared to diluted earnings per share of $0.31, including $0.10 from idle land sales in the third quarter of 2013.

The weighted average number of diluted common shares outstanding was 28,063,661 in the third quarter of 2014, compared to 28,062,297 in the third quarter of 2013.

First Nine Months of 2014

Net sales for the first nine months of 2014 increased by 15.9% to a nine-month record high of $331.5 million, compared to $286.0 million in the first nine months of 2013. Nine-month gross profit was $63.5 million, compared to $54.3 million in the corresponding period last year. Nine-month gross margin was 19.2%, compared to 19.0% for the corresponding period in 2013. For the nine months ended September 30, 2014, gain on other sales amounted to $10.3 million, compared to $6.8 million for the same period of 2013. This increase of $3.5 million was mainly due to the higher gain on the sales of land use rights in the second quarter of 2014. During the nine months ended September 30, 2014, CAAS sold its remaining land use rights for a gain of $7.5 million, compared with a $4.1 million gain for the same period of last year. Income from operations increased by 24.8% to $35.1 million from $28.1 million in the first nine months of 2013. Operating margin was 10.6%, compared to 9.8% for the corresponding period of 2013. Income before income tax expenses and equity in earnings of affiliated companies increased 24.4% to $36.2 million from $29.1 million in the first nine months of 2013. Net income attributable to parent company’s common shareholders increased 25.4% to $24.5 million from $19.5 million in the corresponding period last year. Diluted earnings per share were $0.87 in the first nine months of 2014, compared to diluted earnings per share of $0.70 for the corresponding period in 2013.

As of September 30, 2014, total cash and cash equivalents and short-term investments (excluding pledged deposit) were $84.8 million, compared to $89.5 million as of December 31, 2013. Working capital was $152.4 million as of September 30, 2014, compared to $179.3 million as of December 31, 2013. Total parent company stockholders' equity was $241.6 million as of September 30, 2014, compared to $226.7 million as of December 31, 2013.

Business Outlook

Management reiterated its revenue guidance of 15% year-over-year growth for the full year 2014. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on November 12, 2014 at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EST on December 12, 2014. The dial-in details for the replay are:

U.S. Toll Free Number +1-877-660-6853

International dial-in number +1-201-612-7415

Use Conference ID “13594621” to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 4.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC. in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 31, 2014, and the Company's Form 10-Q quarterly report for the quarterly period ended June 30, 2014, filed with the Securities and Exchange Commission on August 13, 2014, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: kevin.theiss@grayling.com

(Tables Follow)

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	September 30, 2014	December 31, 2013
ASSETS

Current assets:

Cash and cash equivalents	$41,569	$53,979

Pledged cash deposits	31,703	33,963

Short-term investments	43,266	35,510

Accounts and notes receivable, net - unrelated parties	281,620	267,639

Accounts and notes receivable, net - related parties	22,253	17,194

Advance payments and others - unrelated parties	2,073	3,156

Advance payments and others - related parties	1,715	866

Inventories	72,691	51,392

Assets held for sale	-	925

Current deferred tax assets	6,419	5,783

Total current assets	503,309	470,407

Non-current assets:

Property, plant and equipment, net	81,710	80,018

Intangible assets, net	1,572	686

Other receivables, net - unrelated parties	1,892	252

Other receivables, net - related parties	48	108

Advance payment for property, plant and equipment - unrelated parties	3,912	3,488

Advance payment for property, plant and equipment - related parties	2,391	2,097

Long-term investments	3,660	4,023

Goodwill	642	-

Non-current deferred tax assets	4,760	4,528

Total assets	$603,896	$565,607

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Bank and government loans	$45,565	$37,381

Accounts and notes payable - unrelated parties	203,397	198,419

Accounts and notes payable - related parties	3,837	4,634

Customer deposits	2,979	1677

Accrued payroll and related costs	6,568	7,052

Accrued expenses and other payables	73,340	29,062

Accrued pension costs	6,044	4,626

Taxes payable	8,537	7,792

Amounts due to shareholders/directors	376	312

Current deferred tax liabilities	220	117

Total current liabilities	350,863	291,072

Long-term liabilities:

Advances payable	2,875	2,764

Non-current deferred tax liabilities	329	-

Total liabilities	$354,067	$293,836

Commitments and Contingencies

Stockholders’ equity:

Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued–28,260,302 and 28,260,302 shares as of September 30, 2014 and December 31, 2013, respectively	$3	$3

Additional paid-in capital	27,209	39,565

Retained earnings-

Appropriated	10,178	10,048

Unappropriated	170,407	146,023

Accumulated other comprehensive income	34,794	32,061

Treasury stock – 217,283 and 217,283 shares as of September 30, 2014 and December 31, 2013, respectively	(1,000)	(1,000)

Total parent company stockholders' equity	241,591	226,700

Non-controlling interests	8,238	45,071

Total stockholders' equity	249,829	271,771

Total liabilities and stockholders' equity	$603,896	$565,607

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended September 30,
	2014	2013
Net product sales, including $11,890 and $9,166 to related parties for the three months ended September 30, 2014 and 2013	$101,735	$90,919

Cost of products sold, including $6,069 and $10,500 purchased from related parties for the three months ended September 30, 2014 and 2013	81,152	74,394

Gross profit	20,583	16,525

Gain on other sales	1,132	5,030

Less: Operating expenses

Selling expenses	3,734	2,647

General and administrative expenses	3,734	2,821

Research and development expenses	5,441	5,117

Total operating expenses	12,909	10,585

Income from operations	8,806	10,970

Other income, net	113	499

Financial income, net	412	689

Income before income tax expenses and equity in earnings of affiliated companies	9,331	12,158

Less: Income taxes	1,387	1,854

Equity in earnings of affiliated companies	82	125

Net income	8,026	10,429

Net income attributable to non-controlling interests	1,293	1,805

Net income attributable to parent company’s common shareholders	$6,733	$8,624

Comprehensive income:

Net income	$8,026	$10,429

Other comprehensive income:

Foreign currency translation gain, net of tax	9	1,218

Comprehensive income	8,035	11,647

Comprehensive income attributable to non-controlling interests	1,293	2,010

Comprehensive income attributable to parent company	$6,742	$9,637

Net income attributable to parent company’s common shareholders per share

Basic –	$0.24	$0.31

Diluted-	$0.24	$0.31

Weighted average number of common shares outstanding

Basic	28,043,019	28,043,019

Diluted	28,063,661	28,062,297

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Nine Months Ended September 30,
	2014	2013
Net product sales, including $38,627 and $26,344 to related parties for the nine months ended September 30, 2014 and 2013	$331,517	$285,971

Cost of products sold, including $20,721 and $23,171 purchased from related parties for the nine months ended September 30, 2014 and 2013	268,013	231,696

Gross profit	63,504	54,275

Gain on other sales	10,267	6,762

Less: Operating expenses

Selling expenses	11,104	9,611

General and administrative expenses	11,056	10,164

Research and development expenses	16,509	13,134

Total operating expenses	38,669	32,909

Income from operations	35,102	28,128

Other income, net	491	573

Financial income, net	598	380

Income before income tax expenses and equity in earnings of affiliated companies	36,191	29,081

Less: Income taxes	6,488	5,172

Equity in earnings of affiliated companies	220	251

Net income	29,923	24,160

Net income attributable to non-controlling interests	5,409	4,616

Net income attributable to parent company’s common shareholders	$24,514	$19,544

Comprehensive income:

Net income	$29,923	$24,160

Other comprehensive income (loss):

Foreign currency translation gain (loss), net of tax	(2,413)	5,265

Comprehensive income	27,510	29,425

Comprehensive income attributable to non-controlling interests	5,006	5,507

Comprehensive income attributable to parent company	$22,504	$23,918

Net income attributable to parent company’s common shareholders per share

Basic –	$0.87	$0.70

Diluted-	$0.87	$0.70

Weighted average number of common shares outstanding

Basic	28,043,019	28,043,019

Diluted	28,063,846	28,054,008

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:

Net income	$29,923	$24,160

Adjustments to reconcile net income from operations to net cash provided by operating activities:

Stock-based compensation	193	194

Depreciation and amortization	11,592	10,964

Increase (decrease) in allowance for doubtful accounts	177	(139)

Inventory write downs	2,531	480

Deferred income taxes	(907)	(1,611)

Equity in earnings of affiliated companies	(182)	(251)

Amortization of debt issue cost	-	58

Gain on fixed assets disposals	(7,500)	(4,288)

Changes in operating assets and liabilities:

(Increase) decrease in:

Pledged deposits	1,953	1,413

Accounts and notes receivable	(19,173)	(36,803)

Advance payments and others	328	465

Inventories	(17,449)	(9,076)

Increase (decrease) in:

Accounts and notes payable	2,363	6,199

Customer deposits	1,313	1,016

Accrued payroll and related costs	(423)	514

Accrued expenses and other payables	597	3,459

Accrued pension costs	1,460	653

Taxes payable	1,257	3,256

Advances payable	8	(32)

Net cash provided by operating activities	8,061	631

Cash flows from investing activities:

Increase in other receivables	(347)	158

Cash received from property, plant and equipment sales	6,994	6,282

Payments to acquire property, plant and equipment	(11,317)	(9,065)

Payments to acquire intangible assets	(252)	(109)

Purchase of short-term investments	(46,192)	(32,197)

Proceeds from maturities of short-term investments	38,115	-

Acquisition of Fujian Qiaolong, net of cash acquired	(2,976)	-

Dividend from investment under cost method	-	66

Net cash used in investing activities	(15,975)	(34,865)

Cash flows from financing activities:

Proceeds from government and bank loan	15,836	15,588

Repayments of bank loan	(9,590)	(14,758)

Dividends paid to the non-controlling interests	(6,048)	(1,381)

Dividends paid to the shareholders of the Company’s common stock	(4,291)	-

Increase (decrease) in amounts due to shareholders/directors	69	(40)

Net cash used in financing activities	(4,024)	(591)

Effects of exchange rate on cash and cash equivalents	(472)	1,878

Net decrease in cash and cash equivalents	(12,410)	(32,947)

Cash and cash equivalents at beginning of period	53,979	87,649

Cash and cash equivalents at end of period	$41,569	$54,702

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Nine Months Ended September 30,
	2014	2013
Cash paid for interest	$893	$972

Cash paid for income taxes	3,459	4,217

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

	Nine Months Ended September 30,
	2014	2013
Advance payments for acquiring property, plant and equipment	$6,303	$2,777

Non-controlling interests arising as a result of acquisition of Fujian Qiaolong	2,793	-

Payables for the acquisition of non-controlling interests of Henglong and Jiulong	37,314	-

Account receivable for the sales of land use rights	1,890	-

Dividends payable to the Company’s shareholders	757	-

Dividends payable to non-controlling interests	4,063	86

Dividends receivable from joint venture company	508	-

SUPPLEMENTAL DISCLOSURE OF ACQUISITION

	Nine Months Ended September 30,
	2014	2013
Purchase consideration settled in cash for Fujian Qiaolong	$(3,007)		$-

Less: cash acquired	31		-
		.
Investing cash outflow for acquisitions	$(2,976)		$-